UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V 1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 672-1900

                                                                                             (813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Background

As previously reported on a Current Report on Form 8-K filed on November 7, 2014, Cott Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) on November 6, 2014 with DSS Group, Inc. (“DSS Group”), Delivery Acquisition, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Crestview DSW Investors, L.P., as the sellers’ representative (the “Sellers’ Representative”), to merge Merger Sub with and into DSS Group, with DSS Group as the surviving corporation (the “Merger”). On December 12, 2014, the parties consummated the Merger. As a result of the Merger, DSS Group became a wholly owned subsidiary of the Company. DSS Group is a provider of bottled water, coffee and filtration services to commercial and residential customers across the United States.

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the Merger, the Company entered into certain agreements with the former stockholders of DSS Group.

Preferred Share Registration Rights Agreements

In connection with the Merger, on December 12, 2014, the Company entered into (a) a Registration Rights Agreement for Series A Convertible First Preferred Shares (“Series A Preferred Shares”) and Common Shares with the Sellers’ Representative and the other designated holders named therein (“Series A Registration Rights Agreement”) and (b) a Registration Rights Agreement for Series B Non-Convertible First Preferred Shares (“Series B Preferred Shares,” and, together with the Series A Preferred Shares, the “Preferred Shares”) with the Sellers’ Representative and the other designated holders named therein (“Series B Registration Rights Agreement” and, collectively with the Series A Registration Rights Agreement, the “Preferred Share Registration Rights Agreements”). Other than their status as holders of the Preferred Shares issued in the Merger, neither the Sellers’ Representative nor the other designated holders has a material relationship with the Company.

Under each Preferred Share Registration Rights Agreement, the respective designated holders and certain permitted transferees are entitled, subject to certain exceptions and conditions, to (a) make up to two written demand requests to register all or a part of such registrable securities under the Securities Act of 1933, as amended (the “Securities Act”), (b) make up to four Form S-3 registration requests, and (c) participate with regard to certain “piggy-back” registration rights, meaning that, if the Company proposes to file a registration statement with respect to, in the case of the Series A Registration Rights Agreement, an offering of the Company’s common shares (the “Common Shares”) or any class of security convertible into Common Shares, or, in the case of the Series B Registration Rights Agreement, Series B Preferred Shares or any class of security convertible into Series B Preferred Shares, the Company must allow the designated holders to include certain registrable securities in that registration statement, subject to certain terms and exceptions; provided, however, the Company is not obligated to effect more than four underwritten public offerings out of the total offerings described in clauses (a) and (b) above. The Company has the right to postpone with respect to each of the offerings described in clauses (a) and (b) above the filing of certain of the foregoing registrations for a valid business reason (as defined therein), provided postponements with respect to each of the offerings described in clauses (a) and (b) above do not exceed 90 days during any 12-month period.

Under each Preferred Share Registration Rights Agreement, the registration rights are exercisable, subject to the terms and conditions therein, at any time on or after December 12, 2015.

The foregoing descriptions of the Preferred Share Registration Rights Agreements do not purport to be complete and are qualified in their entirety by reference to the Preferred Share Registration Rights Agreements, which are attached as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Director Designation Agreement

Also in connection with the Merger, on December 12, 2014, the Company entered into a Director Designation Agreement with the Sellers’ Representative pursuant to which the holders of the Preferred Shares (“Nominating Holders”), acting through the Sellers’ Representative, will have the right to designate individuals to serve on the Company’s board of directors (the “Board”) upon the occurrence of certain events and subject to the terms and conditions set forth in that agreement.

Upon conversion of the Series A Preferred Shares into Common Shares such that the Nominating Holders own beneficially in the aggregate at least 6% of the Company’s aggregate issued and outstanding Common Shares, the Nominating Holders will have the right to designate one individual to serve on the Company’s Board. If the Nominating Holders’ beneficial ownership upon conversion of the Series A Preferred Shares increases to at least 10% of the Company’s aggregate issued and outstanding Common Shares, the Nominating Holders will have the right to designate a second individual to serve on the Company’s Board, for a total of two individuals (each, a “Preferred Nominee”). If beneficial ownership of the Nominating Holders decreases below one or both thresholds, the Preferred Nominee for the applicable threshold will be required to resign from the Board. If, at any time, the Nominating Holders are not entitled to nominate a Preferred Nominee on the Company’s Board, they are entitled to instead appoint one non-voting observer to the Board. The right to appoint a non-voting observer to the Board will expire on the earliest to occur of (i) the Company’s redemption of all Preferred Shares, (ii) the appointment or election of the director contemplated by the Director Designation Agreement, or (iii) the date on which the Director Designation Agreement terminates.

The Company will be obligated to promptly appoint any Preferred Nominees to the Board and to include the Preferred Nominees in the slate of directors recommended for election at the next annual meeting of the Company’s shareholders and for each meeting thereafter. The Nominating Holders may designate replacement Preferred Nominees at their discretion. The Company may remove any Preferred Nominee from the Board for cause or as required by applicable law.

The Director Designation Agreement and the right to designate directors thereunder will terminate on the earliest of (a) the dissolution, liquidation or winding up of the Company, (b) the Nominating Holders no longer holding Series A Preferred Shares and Common Shares issued upon conversion of Series A Preferred Shares equal in the aggregate to at least 6% of the issued and outstanding Common Shares of the Company and (c) upon agreement of the parties.

The foregoing description of the Director Designation Agreement does not purport to be complete and is qualified in its entirety by reference to the Director Designation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Other

The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 12, 2014, the Company announced that it had closed the Merger, and, as a result of the Merger, DSS Group became a wholly owned subsidiary of the Company on that date. A brief description of DSS Group and its business was previously filed by the Company on Form 8-K on November 7, 2014.

The aggregate purchase price paid by the Company was approximately $1.247 billion, paid at closing in cash, through the assumption of certain indebtedness of DSS Group, and through the issuance of Series A Preferred Shares and Series B Preferred Shares to the securityholders of DSS Group. The purchase price is subject to post-closing adjustments for net working capital, net indebtedness and transaction expenses. DSS Group had been portfolio company of Crestview Partners. Neither DSS Group, Crestview Partners nor any of DSS Group’s securityholders had a material relationship with the Company before the Merger, and the Merger was not an affiliated transaction.

The Company paid for the acquisition through a combination of incremental borrowings under the Company’s amended Credit Agreement (defined below) of approximately $165 million, issuance of New Notes (defined below) of approximately $625 million, assumption of $350 million of the 10.000% Second-Priority Senior Secured Notes due 2021 issued by DS Services of America, Inc. (“DS Services”), a wholly-owned subsidiary of DSS Group (the “DS Services Notes”) and the issuance of newly-created Series A Preferred Shares having an aggregate value of approximately $116 million and newly-created Series B Preferred Shares having an aggregate value of approximately $33 million, in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and the rules and regulations thereunder. Pursuant to the terms and conditions set forth in the Merger Agreement, a portion of the aggregate consideration is being held in escrow to secure the indemnification obligations of DSS Group’s securityholders under the Merger Agreement.

The foregoing summary of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on November 7, 2014 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Credit Agreement Amendment

On December 12, 2014, the Company entered into a fifth amendment (“Credit Agreement Amendment”) to the Credit Agreement dated as of August 17, 2010, as amended (the “Credit Agreement”), among the Company, Cott Beverages Inc., Cott Beverages Limited, Cliffstar LLC and the other loan parties party thereto, the lenders party thereto (the “Lenders”), and the other parties thereto, pursuant to which the parties agreed to certain amendments to the Credit Agreement, which amendments include among other things, and subject to the terms and conditions set forth therein: (a) an increase in the Lenders’ commitments under the Credit Agreement to $400,000,000, (which, with the accordion feature, if used, would permit the Company to increase the Lenders’ commitments under the Credit Agreement to $450,000,000 if there are lenders who agree to the incremental commitment); (b) an extension of the maturity date to the earliest of (i) December 12, 2019, (ii) June 12, 2019, if the Company has not redeemed, repurchased or refinanced the New Notes by May 28, 2019, or (iii) any earlier date on which the commitments under the Credit Agreement are reduced to zero or otherwise terminated; (c) adding DS Services as a borrower; (d) certain adjustments to the PP&E Component (as defined in the Credit Agreement) of the borrowing base; (e) permission for liens granted in favor of the DS Services Notes subject to an intercreditor agreement; (f) certain other changes to dollar thresholds and limitations within the Company’s covenants generally reflecting the increased size of the facility; and (g) miscellaneous other changes. The Company is also required to pay certain fees and expenses.

Certain of the Lenders and other parties to the Credit Agreement Amendment and their affiliates from time to time may provide other lending, commercial banking, underwriting, investment banking, or other advisory services to the Company and its subsidiaries for which they receive customary compensation.

Issuance of Senior Notes due 2020

On December 12, 2014 (the “Closing Date”), Cott Beverages Inc. (“CBI”), a wholly owned subsidiary of the Company, issued $625 million aggregate principal amount of 6.75% Senior Notes due 2020 (the “New Notes”). The offering and sale of the New Notes were made pursuant to Rule 144A under the Securities Act, and outside the United States pursuant to Regulation S under the Securities Act. The payment obligations under the New Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company and all of its subsidiaries that guarantee indebtedness under the Credit Agreement and by any wholly owned subsidiary that guarantees certain indebtedness of the Company or any of the other guarantors.

Indenture

On the Closing Date, CBI, the Company and certain of the Company’s subsidiaries entered into an indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee (the “Trustee”), providing for the issuance of the New Notes. Interest is payable on the New Notes on each January 1 and July 1, commencing on July 1, 2015. On or after January 1, 2017, the New Notes will be subject to redemption at any time and from time to time at the option of CBI, in whole or in part at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Year	Percentage
2017	103.375%
2018	101.688%
2019 and thereafter	100.000%

In addition, at any time prior to January 1, 2017, CBI may redeem all or a portion of the New Notes at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, using a discount rate of Treasuries plus 0.5%.

The terms of the Indenture, among other things, limit the ability of CBI to incur additional debt and issue preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates, subject to certain thresholds and exceptions. The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other covenants or agreements in the Indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency.

Note Registration Rights Agreement

In connection with the sale of the New Notes, CBI, the Company and the guarantors party thereto (the “Cott Parties”), entered into an Exchange and Note Registration Rights Agreement, dated as of the Closing Date (the “Note Registration Rights Agreement”), with Barclays Capital Inc., for itself and on behalf of the other Initial Purchasers (as defined in the Note Registration Rights Agreement) with respect to the New Notes. Under the Note Registration Rights Agreement, the Cott Parties have agreed, with respect to the New Notes, to file a registration statement with respect to an offer to exchange such series of New Notes for a new issue of substantially identical notes registered under the Securities Act, to cause the exchange offer registration statement to be declared effective and to consummate the exchange offer no later than 365 days after the Closing Date. The Cott Parties may be required to provide a shelf registration statement to cover resale of the New Notes under certain circumstances. If the foregoing obligations are not satisfied with respect to any series of New Notes, CBI may be required to pay holders of the New Notes of such series additional interest at a rate of 0.25% per annum of the principal amount thereof for 90 days immediately following the occurrence of any registration default. Thereafter, the amount of additional interest will increase by an additional 0.25% per annum of the principal amount thereof to 0.50% per annum of the principal amount thereof until all registration defaults have been cured.

The foregoing summary description of the Note Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Note Registration Rights Agreement, which is attached as Exhibit 4.5 to this Current Report on Form 8-K and is incorporated herein by reference.

DS Services Notes

On December 2, 2014, after receiving the consent of holders of over 99% of its then outstanding $350,000,000 aggregate principal amount of 10.000% Second-Priority Senior Secured Notes due 2021 (the “DS Services Notes”), DS Services entered into a supplemental indenture (the “Second Supplemental Indenture”), by and among DS Services, DS Services Holdings, Inc. (“Holdings”), the other guarantor party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “DS Services Trustee”) and as collateral agent (in such capacity, the “DS Services Collateral Agent”), to the indenture governing the DS Services Notes, dated as of August 30, 2013 (as supplemented by the Supplemental Indenture, dated as of August 30, 2013, the “DS Services Indenture”), among DS Services, Holdings, the guarantors from time to time party thereto, the DS Services Trustee and the DS Services Collateral Agent. The Second Supplemental Indenture became operative on December 12, 2014.

On December 12, 2014, the Company and certain of its subsidiaries, including CBI, DS Services, DSS Group and the DS Services Trustee entered into the Third Supplemental Indenture (the “Third Supplemental

Indenture”), which provided for (i) the addition of the Company and certain of its subsidiaries, including CBI, and DSS Group as guarantors under the DS Services Indenture and (ii) the agreement of the Company to become a party to the DS Services Indenture, as amended by the Second Supplemental Indenture. The Second Supplemental Indenture, among other things, had the effect of amending and restating the DS Services Indenture (the “Amended and Restated DS Services Indenture”) on the date the Merger was effective and certain other conditions were met to, among other things, (i) exclude the Merger from the definition of “Change of Control,” (ii) modify existing covenants to, among other things, change them from applying to DS Services and certain of its subsidiaries to applying to the Company and certain of its subsidiaries (including DS Services and certain of its subsidiaries), (iii) provide for a restricted notes legend to be placed on all of the DS Services Notes and result in a change in CUSIP number for the DS Services Notes, (iv) reduce certain incurrence leverage ratios with respect to lien covenants and (v) make certain amendments and adjustments to reflect the combined business and to give effect to the Merger. Additionally, the Amended and Restated DS Services Indenture permits for dividends to be paid on the Preferred Shares in accordance with their terms on the date of the consummation of the Merger and for the repurchase, redemption or other acquisition of the Preferred Shares. However, the Company and its restricted subsidiaries may not incur debt the proceeds of which are utilized to redeem the Preferred Shares unless at the time of the incurrence of the debt, and after giving effect to, the redemption of the Preferred Shares, the total leverage ratio of the Company immediately preceding the date on which such restricted payment is made is no greater than 4.50:1.00 determined on a pro forma basis; provided that the Company and its restricted subsidiaries may not incur debt for 10 days before or after such redemption of the Preferred Shares where if after giving effect to such incurrence of debt, the total leverage ratio of the Company immediately preceding the date of such incurrence of debt is greater than 4.50:1.00 determined on a pro forma basis.

Pursuant to the Amended and Restated DS Services Indenture, interest is payable on the DS Services Notes on each March 1 and September 1, having commenced on March 1, 2014. On or after September 1, 2017, the DS Services Notes will be subject to redemption at any time and from time to time at the option of DS Services, in whole or in part at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2017	105.000%
2018	102.500%
2019 and thereafter	100.000%

In addition, at any time prior to September 1, 2017, DS Services may redeem all or a portion of the DS Services Notes at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, using a discount rate of Treasuries plus 0.5%.

The terms of the Amended and Restated DS Services Indenture, among other things, limit the ability of the Company and its restricted subsidiaries to incur additional debt and issue disqualified or preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates. The Amended and Restated DS Services Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other covenants or agreements in the DS Services Notes or the Amended and Restated DS Services Indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency.

The foregoing descriptions of the Amended and Restated DS Services Indenture and the Third Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the Amended and Restated DS Services Indenture and the Third Supplemental Indenture, copies of which are attached hereto as Exhibit 4.6 and Exhibit 4.7, respectively, and are incorporated herein by reference.

Existing Cott Notes

In connection with the Merger, on December 12, 2014, DSS Group and certain of its subsidiaries, including DS Services, entered into a second supplemental indenture, dated as of June 24, 2014 (as amended by the Supplemental Indenture, dated as of July 24, 2014, the “Cott Second Supplemental Indenture”), with CBI, certain other parties thereto and Wells Fargo Bank, National Association, as trustee, paying agent, registrar, transfer agent and authenticating agent, to the indenture (the “Cott Existing Indenture”), relating to CBI’s aggregate principal amount of $525,000,000 of 5.375% Senior Notes due 2022 (the “Existing Cott Notes”), pursuant to which DSS Group and certain of its subsidiaries, including DS Services, were added as guarantors to the Cott Existing Indenture.

Amended and Restated Collateral Agreement and Intercreditor Agreement

On December 12, 2014, in connection with the amendments to the DS Services Notes and the Third Supplemental Indenture, the Company and the other parties thereto entered into an Amended and Restated Collateral Agreement (Second Lien) (the “A&R Collateral Agreement”) and an Amended and Restated Intercreditor Agreement (the “A&R Intercreditor Agreement”). The A&R Collateral Agreement contained, among other changes to the existing collateral agreement: (i) the addition of the U.S. restricted subsidiaries of the Company as grantors, (ii) revisions to conform the scope of real estate to be mortgaged by the U.S. grantors to that which they mortgage in the United States as security for the first-lien obligations, (iii) revisions to the timelines for and requirements regarding delivery of new collateral and perfection of the security interests securing the DS Services Notes, including establishing a timeline for perfecting the liens on the additional security post-closing, and (iv) various revisions to conform to the Credit Agreement and the A&R Intercreditor Agreement. The A&R Intercreditor Agreement replaced the two intercreditor agreements previously relating to the DS Services Notes and combined the existing intercreditor agreements into one A&R Intercreditor Agreement. The A&R Intercreditor Agreement provides that, notwithstanding the date, time, manner or order of filing, registration or recordation of any document or instrument (including any financing statement) or grant, attachment or perfection of any liens granted to secure the DS Services Notes, any lien securing the DS Services Notes is junior in priority and subordinate to the liens securing the first lien obligations, including the secured obligations under the credit facility pursuant to the Credit Agreement. The A&R Intercreditor Agreement conforms various definitions related to the first lien obligations to those in the Credit Agreement and related documents and contains additional changes necessary to conform to the changes in the A&R Collateral Agreement and the transition from two intercreditor agreements to one A&R Intercreditor Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K under the headings “Preferred Share Registration Rights Agreements” and “Director Designation Agreement” and in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Pursuant to the Merger Agreement, upon the closing of the Merger, the Company issued to the DSS Group securityholders Series A Preferred Shares having an aggregate value of approximately $116 million and Series B Preferred Shares having an aggregate value of approximately $33 million. The issuance of the Series A Preferred Shares and the Series B Preferred Shares pursuant to the Merger Agreement was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and the rules and regulations thereunder.

At any time following the third anniversary of their issuance, at the option of the holders, the Series A Preferred Shares will be convertible into Common Shares. The conversion rate will initially be 159.24 Common Shares per $1,000 face value of Series A Preferred Shares, which is equivalent to a conversion price of approximately $6.28 per Common Share. The conversion rate will be subject to adjustment upon certain events.

The Series A Preferred Shares and the Series B Preferred Shares were created by an amendment to the Company’s Articles of Amalgamation setting forth the rights, preferences and privileges of such shares.

Item 3.03.	Material Modification to Rights of Security Holders.

The information included in Items 3.02 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

In connection with the Merger, the Company issued the Preferred Shares on December 12, 2014. The Preferred Shares rank senior to every other class or series of shares of the Company, including the Common Shares, with respect to the payment of dividends and preference in the event of the Company’s liquidation.

The Series A Preferred Shares become convertible into Common Shares beginning on December 12, 2017, and have certain voting rights (on an as-converted basis) beginning on June 13, 2016 and unrestricted voting rights beginning after December 12, 2017. From June 13, 2016 until December 12, 2017, holders of Series A Preferred Shares are entitled to vote on an as-converted basis with the holders of the Common Shares, together as a single class, on all matters submitted for a vote of the holders of Common Shares. During that time, however, when an election of directors to the Board is held (other than with respect to a Preferred Dividend Default (defined below)), holders of Series A Preferred Shares are required to cast votes for and against each director nominee and abstain from voting in the same proportion as the holders of Common Shares. This restriction no longer applies after December 12, 2017. The Series B Preferred Shares do not have voting rights and may not be converted into Common Shares.

For so long as Preferred Shares remain outstanding, certain actions of the Company or its subsidiaries will require prior approval by holders of at least two-thirds of the then-outstanding Series A Preferred Shares and Series B Preferred Shares each voting separately as a series, including: (i) the issuance or reclassification of shares of the Company that would rank equal or senior to the Series A Preferred Shares with respect to liquidation and dividend rights (including the issuance of additional Series A Preferred Shares or Series B Preferred Shares); (ii) voluntary liquidation or declaration of bankruptcy of the Company or certain of its subsidiaries; (iii) increasing the Board size to greater than 11 members (except in the event of a Preferred Dividend Default or under circumstances described under the heading “Director Designation Agreement” in Item 1.01 of this Current Report on Form 8-K); (iv) the incurrence, assumption or refinancing of debt such that the Company’s ratio of consolidated debt (less cash and cash equivalents) to EBITDA would be equal to or greater than 5.0-to-1.0; (v) the declaration or payment of any dividend on, or the redemption or purchase of, any shares ranking junior to the Preferred Shares, provided, among other exceptions, that the requirement to obtain consent shall not apply to the payment of regular quarterly dividends to holders of Common Shares in an amount not to exceed $0.06 per share so long as the Company is current on dividend payments to the Preferred Shares; and (vi) other actions customarily requiring approval of holders of preferred shares.

Dividends on both series of Preferred Shares begin to accrue and are cumulative from the issue date. Dividends on the Series A Preferred Shares are 9.0% per year, increasing by 1.0% on each of the first five anniversaries of the issue date. Dividends on the Series B Preferred Shares are 10.0% per year, increasing by 1.0% on each of the first five anniversaries of the issue date.

If the Company does not pay any dividend in full on a scheduled dividend payment date, the unpaid dividend will accrue at the then-applicable rate plus an additional 2.5% per annum of the redemption value of each Preferred Share from the scheduled payment date to the date that all accumulated dividends on the applicable series of Preferred Shares have been paid in cash in full. If the Company misses six dividend payments, whether or not consecutive (a “Preferred Dividend Default”), then the holders of the Series A Preferred Shares will have the right as a separate class to elect two directors to the Board. Such right will terminate when full dividends have been paid or declared and set aside to be paid on the Preferred Shares, and the term of any directors so elected shall terminate on such date.

The foregoing summary of the terms of the Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Articles of Amendment to the Company’s Articles of Amalgamation specifying the terms of the Preferred Shares, which are attached as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information included in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

In anticipation of the Merger, on December 11, 2014 the Company amended its Articles of Amalgamation pursuant to the Canada Business Corporations Act to set the designations, rights, privileges, restrictions and conditions of the Series A Preferred Shares and Series B Preferred Shares.

The Articles of Amendment are attached as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01	Other Events

On December 12, 2014, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1, and incorporated by reference into this Item 8.01 as if fully set forth herein.

Item 9.01.	Financial Statements and Exhibits.

The information required by Item 9.01(a) and (b), if any, will be filed by amendment not later than 75 calendar days from the date of the closing of the Merger.

(d)	Exhibits

Exhibit No.	Description

3.1	Articles of Amendment to Articles of Amalgamation of Cott Corporation.

4.1	Registration Rights Agreement for Series A Convertible First Preferred Shares and Common Shares, dated as of December 12, 2014, among Cott Corporation and the designated holders named therein.

4.2	Registration Rights Agreement for Series B Non-Convertible First Preferred Shares and Common Shares, dated as of December 12, 2014, among Cott Corporation and the designated holders named therein.

4.3	Indenture dated as of December 12, 2014, governing the 6.75% Senior Notes due 2020, by and among Cott Beverages Inc., Cott Corporation, the guarantors identified therein and Wells Fargo Bank, National Association.

4.4	Form of 5.375% Senior Note due 2022 (included as Exhibit A to Exhibit 4.3).

4.5	Registration Rights Agreement, dated as of December 12, 2014, among Cott Beverages Inc., Cott Corporation, the guarantors identified therein and the Initial Purchasers named in Schedule I to the Purchase Agreement dated December 4, 2014, among Cott Beverages Inc., Cott Corporation, certain of Cott Corporation’s subsidiaries, as guarantors, and Barclays Capital Inc., acting on behalf of itself and as the representative of the several Initial Purchasers named therein.

4.6	Amended and Restated Indenture, dated as of December 12, 2014, by and among Cott Corporation, DS Services of America, Inc., DS Services Holdings, Inc., the other guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee and as Collateral Agent.

4.7	Third Supplemental Indenture, dated as of December 12, 2014, by and among DS Services of America, Inc., Cott Corporation and certain of its subsidiaries, including Cott Beverages Inc., DSS Group, Inc. and Wilmington Trust, National Association, as Trustee and as Collateral Agent.

10.1	Director Designation Agreement, dated as of December 12, 2014, between Cott Corporation and Crestview DSW Investors, L.P., as Sellers’ Representative.

99.1	Press Release dated December 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)

December 15, 2014

	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment to Articles of Amalgamation of Cott Corporation.

4.1	Registration Rights Agreement for Series A Convertible First Preferred Shares and Common Shares, dated as of December 12, 2014, among Cott Corporation and the designated holders named therein.

4.2	Registration Rights Agreement for Series B Non-Convertible First Preferred Shares and Common Shares, dated as of December 12, 2014, among Cott Corporation and the designated holders named therein.

4.3	Indenture dated as of December 12, 2014, governing the 6.75% Senior Notes due 2020, by and among Cott Beverages Inc., Cott Corporation, the guarantors identified therein and Wells Fargo Bank, National Association.

4.4	Form of 5.375% Senior Note due 2022 (included as Exhibit A to Exhibit 4.3).

4.5	Registration Rights Agreement, dated as of December 12, 2014, among Cott Beverages Inc., Cott Corporation, the guarantors identified therein and the Initial Purchasers named in Schedule I to the Purchase Agreement dated December 4, 2014, among Cott Beverages Inc., Cott Corporation, certain of Cott Corporation’s subsidiaries, as guarantors, and Barclays Capital Inc., acting on behalf of itself and as the representative of the several Initial Purchasers named therein.

4.6	Amended and Restated Indenture, dated as of the date the Merger is consummated, by and among Cott Corporation, DS Services of America, Inc., DS Services Holdings, Inc., the other guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee and as Collateral Agent.

4.7	Third Supplemental Indenture, dated as of December 12, 2014, by and among DS Services of America, Inc., Cott Corporation and certain of its subsidiaries, including Cott Beverages Inc., DSS Group, Inc. and Wilmington Trust, National Association, as Trustee and as Collateral Agent.

10.1	Director Designation Agreement, dated as of December 12, 2014, between Cott Corporation and Crestview DSW Investors, L.P., as Sellers’ Representative.

99.1	Press Release dated December 12, 2014.